Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 9, 2006, by and between GeoVera Holdings, Inc. (formerly known as HFF&L (U.S.) Holdings, Inc.), a Delaware corporation (the “Employer”), and Michael Zukerman (the “Employee”).

WHEREAS, the Employer wishes to employ the Employee as an executive officer of the Employer, and the Employee wishes to work as an executive officer of the Employer, upon the terms and conditions set forth below;

NOW, THEREFORE, it is hereby agreed as follows:

1. EMPLOYMENT. The Employer hereby employs the Employee and the Employee accepts such employment, upon the terms and subject to the conditions hereinafter set forth.

2. DUTIES. The Employee shall be employed as the Senior Vice President and General Counsel of the Employer. In such capacity, the Employee shall have such executive responsibilities and duties as are assigned by the Employer’s Board of Directors (the “Board”) and are consistent with such position.

3. TERM. Unless earlier terminated pursuant to Section 6, the initial term of employment of the Employee hereunder shall commence on the date hereof (“Commencement Date”) and shall continue until the third (3rd) anniversary of the Commencement Date (the “Initial Term”), and shall be automatically renewed for additional one (1) year terms thereafter unless terminated by either party by written notice to the other given at least thirty (30) days prior to the expiration of the then current term.

4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

(a) Base Salary. Commencing on the Commencement Date until the termination of the Employee’s employment hereunder, the Employer shall pay the Employee, in accordance with the Employer’s payroll practices, a base salary (the “Base Salary”). The Base Salary will be paid at an annual rate of $300,000. The Base Salary will be reviewed by the Board annually and may be increased from time to time at the sole discretion of the Board.

(b) Bonus. The Employee shall be entitled to receive a performance based bonus equal to the Pro Rated Bonus Amount (as defined below) with respect to the fiscal year of the Employer ending December 31, 2006. The Employee shall be entitled to receive an annual performance based bonus targeted at $50,000 with respect to each fiscal year of the Employer ending after December 31, 2006. The bonus criteria for each fiscal year (i) will be determined by the Board in its sole discretion, and (ii) will be based on the achievement of individual performance criteria and on the achievement by the Employer of elements of its business plan. The performance based bonus for any fiscal year, shall be payable to the Employee on or about May 15 of the following fiscal year. As used herein, (i) the term “Pro Rata Fraction” means a fraction, the numerator of which is the number of days between the Commencement Date and December 31, 2006, and the denominator of which is 365 and (ii) the term “Pro Rated Bonus Amount” means an amount equal to (A) the $50,000, multiplied by (B) the Pro Rata Fraction.

(c) Vacation. Employee shall be entitled to four (4) weeks vacation (which shall include time taken for personal leave) each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year.

(d) Insurance. Accident, disability, life and health insurance for the Employee shall be provided by the Employer under group accident, disability, life and health insurance plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Board for all full-time, salaried employees. The amount and extent of such accident, disability, life and health insurance coverage shall be subject to the discretion of the Board.

5. EXPENSES. The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval, reporting and documentation requirements with respect to expenses as the Employer may establish from time to time.

6. TERMINATION. The Employee’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to Section 3, except that the employment of the Employee hereunder shall earlier terminate:

(a) Death or Disability. Upon the death of the Employee during the term of his employment hereunder or, subject to applicable law, at the option of the Employer, in the event of the Employee’s disability, upon thirty (30) days written notice. The Employee shall be deemed disabled if the Board (in its sole discretion) determines that the Employee is disabled by reason of any medically determinable physical or mental impairment in a manner which seriously interferes with his ability to perform his responsibilities under this Agreement.

(b) For Cause. For “Cause” immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall determine in good faith that any one or more of the following has occurred:

(i) the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer or any of its subsidiaries (collectively, the “Companies”), including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of any of the Companies; or

(ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(iii) the Employee shall have breached in any material respects any one or more of the covenants, terms and provisions of Section 7 or 8 hereof; or

(iv) the Employee shall have breached in any material respects any one or more of the provisions of this Agreement (excluding Section 7 or 8 hereof) or any one or more of the provisions of the members agreement to be entered into by and among Holdings and certain of its management members, and, in each case, such breach shall have continued for a period of ten (10) days after written notice to the Employee specifying such breach in reasonable detail; or

(v) the Employee shall have refused, within ten (10) days after explicit written notice, to obey any lawful resolution of or direction by the Board that is reasonable and consistent with his duties under this Agreement; or

(vi) the Employee shall have been chronically absent from work (excluding vacations, disabilities or other illnesses or leaves of absence approved by the Board) and shall have failed, within ten (10) days after explicit written notice, to devote his full time and best efforts to the performance of his duties to the Employer; or

(vii) the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs or shall have possessed illegal, unpermitted or unregistered weapons, in each case on the premises of any of the Companies or any of their affiliates.

(c) Resignation or Termination Without Cause. At any time, upon written notice by either the Employer or the Employee to the other party hereto.

(d) Resignation For Good Reason. The Employee may terminate his employment for “Good Reason” upon thirty (30) days prior written notice to the Employer specifying in reasonable detail the basis for such termination. For purposes of this Agreement, the term “Good Reason” shall mean the a material reduction in Employee’s title or duties from those set forth in this Agreement without the Employee’s consent and the Employer’s failure to correct such condition after written notice from the Employee and a reasonable opportunity to cure, provided that such written notice is given by the Employee within ninety (90) days of the occurrence of the applicable event or condition.

(e) Rights and Remedies on Termination.

(i) If the Employee’s employment is terminated pursuant to Section 6(a) or Section 6(b), by the Employee pursuant to Section 6(c) or pursuant to Section 3 in connection with the expiration of the Initial Term or any subsequent term hereunder then the Employee (or his estate, as applicable) shall be entitled to receive his Base Salary through the date of termination or expiration.

(ii) If the Employee’s employment hereunder is terminated by the Employer pursuant to Section 6(c) or by the Employee for Good Reason pursuant to Section 6(d), then the Employee shall be entitled to receive as severance pay, (A) payment of Base Salary in effect at the time of such termination (the “Termination Date”), in accordance with the

Employer’s then current payroll practices for a twelve (12) month period following the Termination Date (the “Severance Period”) and (B) a payment equal to the target bonus amount set forth in Section 4(b) hereof for the fiscal year in which the Termination Date occurs, such payment to be payable on or about April 30 of the fiscal year following the Termination Date. Anything to the contrary notwithstanding, the Employee’s right to receive any of the foregoing payments in this Section 6(e)(ii) is expressly conditioned upon receipt by the Employer within twenty-one (21) days following the Termination Date of a written release executed by the Employee, in the form of Exhibit A hereto, and the expiration of the revocation period described therein without such release having been revoked. In the event that the Employee (x) breaches any of the covenants, terms or provisions of Section 7 or Section 8 hereof or (y) engages in any Competitive Activity (as defined below) as described in Section 9 hereof, without limiting any other rights that the Employer may have, the Employer’s obligation to make payments under this Section 6(e)(ii) shall immediately terminate.

(iii) Except as otherwise set forth in this Section 6(e), the Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties after the Commencement Date and prior to termination or benefits or compensation to which the Employee is entitled pursuant to applicable law (e.g. COBRA).

7. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of any of the Companies as conducted at the time of the discovery, invention, improvement or innovation, whether or not patentable, copyrightable or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six (6) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Companies or any of their affiliates (“Inventions”), shall be the exclusive property of the Employer and/or the other Companies. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may reasonably deem necessary to protect or perfect the Companies’ rights therein, and shall assist the Employer, at the Employer’s expense, in obtaining, defending and enforcing the Companies’ rights therein. The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Employer to protect or perfect its rights to any Inventions.

The Employee hereby acknowledges and confirms that he understands that this assignment of Inventions is limited by California Labor Code Section 2870, which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Nothing in this Agreement is intended to expand the scope of protection provided the Employee by Sections 2870 through 2872 of the California Labor Code.

8. CONFIDENTIAL INFORMATION; NON-INTERFERENCE. (a) The Employee recognizes and acknowledges that certain assets of the Companies and their respective affiliates, including, without limitation, information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, profits, costs, markets, key personnel, technical processes, and trade secrets (hereinafter called “Confidential Information”) are valuable, special, and unique assets of the Companies and their respective affiliates. The Employee shall not, during or after his term of employment, use or disclose any Confidential Information to any person, firm, corporation, association or any other entity, for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder or as required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to any Confidential Information.

(b) The Employee further recognizes and acknowledges that the pursuit of the activities forbidden by this subsection (b) would necessarily involve the use and disclosure of Confidential Information in breach of the Employee’s obligations under this Section 8. To protect against such use, disclosure and breach, and in consideration of the employment under this Agreement, the Employee agrees that for a period of twenty-four (24) months after termination of employment for any reason, the Employee will not directly or indirectly (including, without limitation, as an employee, consultant or advisor of another business organization or person), (i) solicit, induce, or influence any employee (including any person the Employee actually knows was offered employment by one of the Companies), consultant, agent, broker or independent contractor of any of the Companies to terminate his or her employment or relationship or change an existing commercial relationship with any of the Companies or to work for any other business organization or person; (ii) solicit (other than on behalf of any of the Companies), divert, or attempt to divert, the business, or change the existing commercial relationship, of any client, customer, policyholder or vendor of any of the Companies or (iii) engage in the non-admitted homeowners insurance business with or through Hull & Company, Inc. in any jurisdiction in the United States.

9. NON-COMPETITION. If the Employee engages in any Competitive Activity during the Severance Period, the Employee’s right to receive any remaining severance payments under clause (A) or (B) of Section 6(e)(ii) hereof shall immediately terminate. The Employee shall be deemed to be engaged in a “Competitive Activity” if he anywhere within the United States engages, directly or indirectly, alone or as a shareholder (other than as a holder of less than one percent (1%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participates in or becomes associated with, any other business organization that is engaged or becomes engaged in the personal lines earthquake insurance business in California or the homeowners insurance business in any State that any of the Companies is conducting homeowners insurance business at the time of the Employee’s termination or has notified the Employee that it proposes to conduct homeowners insurance business and for which any of the Companies have, prior to the time of such termination, expended substantial resources.

10. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 10(a):

If to the Employer, to:

c/o Friedman Fleischer & Lowe, LLC

One Maritime Plaza

Suite 1000

San Francisco, CA 94111

Attention: David Lowe

Fax: (415) 402-2111

and

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Attention: David R. Tunnell

      Arrie R. Park

Fax: (415) 788-0176

With a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Attention: Neil W. Townsend, Esq.

Fax: (212) 752-5378

and

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: James Westra, Esq.

Fax: (617) 772-8333

If to the Employee, to:

Michael Zukerman

310 La Salle Ave.

Piedmont, CA 94610

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed as described above, and (iv) if sent by written telecommunication, when dispatched.

(b) Equitable Remedies. The Employee acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 7 and/or 8 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(d) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise or any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) Withholding. All amounts payable by the Employer to the Employee hereunder (including, but not limited to, Base Salary, bonus payments (if any) and severance payments (if any)) shall be reduced prior to the delivery of such payment to the Employee by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.

(f) Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.

(h) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California, without reference to applicable principles of conflicts of law that would mandate the application of the laws of another jurisdiction.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date and year first above written.

GEOVERA HOLDINGS, INC.

By:	/s/ Kevin M. Nish
Name:	Kevin M. Nish
Title:	CEO

/s/ Michael Zukerman
Michael Zukerman